Exhibit 10.32
COOPERATION AGREEMENT AND
MUTUAL RELEASE

This Cooperation Agreement and Mutual Release (this “Agreement” or “Mutual Release”) entered into on October 30, 2007, to be effective when executed, is by and between Texhoma Energy, Inc., a Nevada Corporation, which has an address of 100 Highland Park Village, Dallas, Texas 75205 and its wholly owned Delaware subsidiary, Texaurus Energy, Inc. (collectively “Texhoma”) and Terje Reiersen, an individual (”Reiersen”), each individual referred to as a “Party” and collectively referred to as the “Parties.”

1.           Facts.

1.1	Reiersen was previously engaged as a consultant to Texhoma from about May 2006 to about March 2007 (the “Service Period”).

1.2
On June 1, 2006, Reiersen was granted an aggregate of 1,000,000 Non-qualified Stock Options at an exercise price of $0.13 per share, which were to vest to Reiersen at the rate of 250,000 shares every three months (the “Options”).

1.3	Reiersen claims that he is owed compensation from Texhoma in back consulting fees and related expenses (the “Consulting Fees”).

2.           Settlement.

2.1
Reiersen agrees that in consideration for Texhoma agreeing to the terms and conditions of Section 3.2 below; Reiersen agrees to the terms and conditions of Section 3.1 below (the “Texhoma Consideration”).

2.2
Texhoma agrees that in consideration for Reiersen agreeing to the terms and consideration of Section 3.1 below,; Texhoma agrees to the terms and conditions of Section 3.2 below (the “Reiersen Consideration”).

2.3	Reiersen agrees that he will receive valid consideration from the Texhoma Consideration.

2.4	Texhoma agrees that it will receive valid consideration from the Reiersen Consideration.

3.           Release.

3.1
In consideration of the agreements and covenants set forth herein above and below, the sufficiency of which is hereby acknowledged and confessed, Reiersen, for himself, his agents, servants, attorneys, employees, successors and assigns, to the extent legally allowed, hereby covenants and agrees as follows:

3.1.1
That Reiersen hereby releases, acquits and forever discharges Texhoma, its current and former agents, officers, directors, servants, attorneys, representatives, successors, employees and assigns (the “Texhoma Parties”) from any and all rights, obligations, claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, arising from or relating to the Service Period, Texhoma and/or the Texhoma Parties in general, for or by reason of any matter, cause or thing whatsoever, including all obligations arising therefrom, and omissions and/or conduct of Texhoma or the Texhoma Parties, and/or Texhoma’s former or current agents, attorneys, servants, representatives, successors, employees, directors, officers and assigns, relating directly or indirectly thereto other than as provided in 3.1.2.

3.1.2
That Reiersen hereby assigns the rights to any and all claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, arising from or relating to any former officers or Directors of Texhoma, or any predecessor company, to Texhoma (the “Assigned Claims”).

3.1.3
Reiersen agrees to cooperate with Texhoma, to advise Texhoma and to respond truthfully and to the best of his knowledge and ability to any and all questions and reasonable tasks requested of Reiersen by Texhoma until sixty (60) days from the date this Agreement is executed (the “Cooperation Deadline”); provided however that, Reiersen further agrees to cooperate fully and to the best of his ability in connection with all reasonable requests from Texhoma following the Cooperation Deadline in connection with and pursuant to the litigation of, resolution of and/or arbitration of any of the Assigned Claims.

3.1.4
Reiersen agrees that any and all of the Options which he vested have previously expired unexercised and that he is relinquishing all rights to the Options in connection with his entry into this Agreement.

3.1.5
Reiersen agrees that Texhoma shall owe him no rights to contribution and/or indemnification in connection with his service to Texhoma as a Consultant following the Parties entry into this Agreement, for any matters, claims, whatsoever, in connection with any cause of action, lawsuit, or complaint of any kind brought by any current or former shareholder of Texhoma, and/or current or former officer or Director of Texhoma.

3.1.6
Reiersen agrees that other than the Reiersen Consideration (defined below) to be paid to Reiersen in connection with his entry into this Agreement and agreeing to the terms of this Agreement, Texhoma shall not owe him any other Consulting Fees, reimbursements, fees, payments or consideration of any kind whatsoever subsequent to the Parties entry into this Agreement, and that Reiersen’s claim for Consulting Fees shall be satisfied in full.

                3.2         In consideration of the agreements and covenants set forth herein above and below, the sufficiency of which is hereby acknowledged and confessed, Texhoma, hereby covenants and agrees that in connection with the Parties entry into this Agreement and in consideration for Reiersen agreeing to the terms and conditions of this Agreement and in full release and satisfaction of any and all Consulting Fees owed to Reiersen, Texhoma agrees to:

(a)	Pay Reiersen $2,500 within ten (10) business days of the Parties entry into this Agreement; and

(b)
To issue Reiersen 250,000 restricted shares of Texhoma’s common stock in the name of Terje Reiersen, at the following address _________________, within ten (10) days of the Parties entry into this Agreement (collectively with (a) above, the “Reiersen Consideration”).

4.           Return of the Texhoma Materials.

Reiersen agrees to return to Texhoma any and all documents, files, agreements, stock certificates, record books, invoices, or contacts, property, equipment and/or inventory which relate to Texhoma, Texaurus Energy, Inc. (“Texaurus”), and/or any agreements and understandings between any former officers or Directors of Texhoma and Texaurus, which Reiersen may hold in his possession and/or control (collectively the “Texhoma Materials”) within ten (10) business days from the date hereof and agrees to provide a representation in connection with the delivery of the Texhoma Materials (or in the event that Reiersen has no Texhoma Materials in his possession or control) of the fact that after the delivery of the Texhoma Materials to Texhoma, that Reiersen no longer holds any Texhoma Materials in his possession and/or is not aware of any Texhoma Materials which have not been turned over to Texhoma.

5.           Miscellaneous.

5.1
Termination of All Previous Agreements.  All previous agreements among the Parties, if any, and any and all related agreements and obligations are hereby terminated without further rights, obligations or liabilities of any Party thereunder.

5.2	No Other Cause of Action. The Parties are not aware of any claims not being released herein against them.

5.3
Capacity and Authorization.  The Parties to this Mutual Release further represent that they have read it in full before its execution and that they fully understand the meaning, operation and effect of its terms.  Each individual signing this Mutual Release warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Mutual Release on behalf of the Party for which he or she signs.

5.4
Assignments.  Reiersen represents that he has not assigned, in whole or in part, any claims, demands and/or causes of action against Texhoma to any person or entity prior to his execution of this Mutual Release.  Texhoma represents that it is not aware of any assignment, in whole or in part, any claim, demand and/or causes of action against Reiersen to any person or entity prior to its execution of this Mutual Release.

5.5
Binding Effect.  This Mutual Release shall be binding on and inure to the benefit of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

5.6	Modification. No modification or amendment of this Mutual Release shall be effective unless such modification or amendment shall be in writing and signed by all Parties hereto.

5.7
No Admission of Liability. Each Party acknowledges and agrees that this Mutual Release is a compromise of disputed claims and neither this Mutual Release, nor any consideration provided pursuant to this Mutual Release, shall be taken or construed to be an admission or concession by either Reiersen or Texhoma of any kind with respect to any fact, liability, or fault.

5.8
Entire Agreement.  This Mutual Release constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection with the subject matter hereof.

5.9.
Interpretation.  The interpretation, construction and performance of this Mutual Release shall be governed by the laws of the State of Texas.  Whenever used herein, the singular number shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.

5.10.	Faxed Signatures. For purposes of this Mutual Release a faxed signature shall constitute an original signature.

5.11.
Execution.  This Mutual Release may be executed in several counterparts, each of which shall be deemed an original, and such counterparts taken together shall constitute but one and the same Mutual Release.  A photocopy of this Mutual Release shall be effective as an original for all purposes.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Mutual Release as of the date first written above.

                                                                                Texhoma Energy, Inc.

                                                                                                /s/ William M. Simmons
                                                William M. Simmons
                                                President

Terje Reiersen:

/s/ Terje Reiersen
Terje Reiersen

Dated: October 30, 2007